FOR IMMEDIATE RELEASE

         David Kaplan

Verticalnet, Inc.

         Ph: 610-695-2310, davidkaplan@verticalnet.com

Verticalnet Completes Private Placement Transaction

$1.8 Million Raised from Institutional Investors

Malvern, PA, October 14, 2003 – Verticalnet, Inc. (Nasdaq: VERT), a leading provider of Strategic Sourcing and Supply Management solutions, today announced that it had completed a private placement of the Company’s common stock with a number of institutional investors.

Verticalnet sold 1,800,000 shares of common stock for $1.00 per share. Gross proceeds were $1.8 million, or approximately $1.6 million net of expenses. The institutional investors will also receive warrants to purchase 720,000 shares of common stock at an exercise price of $1.36 per share. The funds will be used for general corporate purposes, increase the Company’s liquidity and financial flexibility, and to support future growth opportunities.

The shares of common stock have not been registered under the Securities Act of 1933 and may not be subsequently offered or sold by the investors absent registration or an applicable exemption from the registration requirements. This is the second private placement transaction Verticalnet has completed in the last three months. Verticalnet has agreed to file a registration statement covering the resale of the common stock from both this and the prior transaction.

About Verticalnet

Verticalnet (Nasdaq: VERT) is a leading provider of Strategic Sourcing and Supply Management solutions that enable companies to identify, negotiate, realize, and maintain supply chain savings. Supply Management encompasses more than mere price reduction – requiring companies to balance price, performance, and risk resulting in a lower total cost of ownership. Led by the Spend Analysis solution that quickly provides companies with insight into enterprise-wide spending, Verticalnet’s full suite of Supply Management solutions enables companies to achieve lower prices, improved contract compliance, better supplier service, and shorter sourcing cycles. As a result, our customers recognize significant and sustainable savings in materials costs, inventory levels, and administrative costs – resulting in improved profitability. Verticalnet Supply Management is used by industry-leading organizations including IKEA, Lowe’s, MasterBrand Cabinets, Premier, and Valvoline. For more information about Verticalnet, please visit www.verticalnet.com.

_________________

        Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC.